Exhibit 21.1

Subsidiaries of Registrant

Subsidiary	State of Incorporation/ Organization	Country	Assumed Name

Owens & Minor Medical, Inc.	Virginia	USA

O&M Funding Corp.	Virginia	USA

Owens & Minor Distribution, Inc.	Virginia	USA	OM HealthCare Solutions

OM Solutions International, Inc.	Virginia	USA

Owens & Minor Canada, Inc.	Virginia	USA

Owens & Minor Healthcare Supply, Inc.	Virginia	USA

Access Diabetic Supply, LLC.	Florida	USA	AOM HealthCare Solutions

Access Respiratory Supply, Inc.	Florida	USA

Medical Supply Group, Inc.	Virginia	USA

Key Diabetes Supply Co.	Michigan	USA	AOM HealthCare Solutions

OMI International, Ltd.	N/A	British Virgin Islands